Exhibit 99.1
Release Immediately
06-10-F

HERCULES COMPLETES SALE OF FIBERVISIONS

WILMINGTON, DE, MARCH 31, 2006 . . . Hercules Incorporated (NYSE: HPC) today announced the completed sale of its 51% interest in FiberVisions, L.L.C., ("FiberVisions"), a wholly-owned subsidiary of the Company, to Snow, Phipps & Guggenheim, L. P., an affiliate of SPG Partners, LLC ("SPG"), a New York-based private equity firm.

Hercules has received initial proceeds of $109 million which will be used to purchase its 11.125% Senior Notes.
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About FiberVisions
FiberVisions is the leading global producer of specialty fibers for nonwoven fabrics and textile fibers used in consumer and industrial products. It also is the global leader in the marketing of bicomponent specialty fibers through ES FiberVisions, a joint venture with Chisso Corporation.

About Hercules Incorporated
Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

About SPG Partners, LLC
SPG is a New York-based private equity firm seeking to acquire businesses in attractive industries where it can leverage the expertise of its exclusive Operating Partners, who are seasoned industry executives.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, foreign exchange rates, adverse legal and regulatory developments. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Hercules:           Media Contact:         John S. Riley         (302) 594-6025
 Investor Contact:      Stuart L. Fornoff  (302) 594-7151

SPG Partners, LLC:               Steven Bruce / Sam Hollander / Ann Taylor Reed
Abernathy MacGregor Group
(212) 371-5999